EXHIBIT 10.14

CONFIRMATORY ASSIGNMENT AGREEMENT

This Confirmatory Assignment Agreement (“Agreement”) is made effective as of this 20th day of February 2019 (the “Effective Date”), by and between Advanced Technologies & Testing Laboratories, a Florida corporation (“ATTL”), and Molekule, Inc., a Delaware corporation (the “Company”). ATTL and the Company may be referred to individually as a “party” or collectively as the “parties”.

RECITALS

A.ATTL was the recipient of that certain award from the U.S. Environmental Protection Agency (the “EPA”) under Contract No. EP-D-15-027 effective as of September 1, 2015 (the “EPA SBIR Grant”), which ATTL assigned to the Company.

B.In connection with the assignment of the EPA SBIR Grant, it was intended that ATTL would also assign to the Company any and all of its Intellectual Property Rights arising from work relating to the business of the Company, performed, created or developed prior to the formation of the Company.

C.ATTL may not have formally and/or completely assigned such Intellectual Property Rights to the Company.

D.The assignment contained in this Agreement implements ATTL’s and the Company’s original intent by assigning, transferring and confirming the assignment and transfer to the Company of any and all right, title and interest in and to EPA SBIR Grant and the ATTL IPR (as defined below) and is made to document the parties’ prior understanding and agreement and perfect the Company’s ownership rights in the ATTL IPR.

NOW THEREFORE, in consideration of the Company’s payment of $5.00 to ATTL and other good and valuable consideration, the receipt and sufficiency of which ATTL hereby acknowledges, the parties agree as follows:

1.DEFINITIONS.

1.1“Intellectual Property Rights” shall mean all industrial, intellectual property or other similar rights arising out of: (i) any patent or any application therefor and any and all reissues, divisions, continuations, renewals, re-examinations, extensions and continuations-in- part thereof; (ii) inventions (whether patentable or not in any country), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know-how, technology and technical data; (iii) copyrights, mask works, copyright registrations, mask work registrations, and applications therefor in any country, and all other rights corresponding thereto throughout the world; (iv) registered or common law trademarks, service marks, trade dress, trade names, logos, intent-to-use registrations or notices, and applications to register or use any of the foregoing anywhere in the world; (v) Internet or World Wide Web domain names or URLs with any governmental or quasi-governmental authority, including Internet domain name registrars; (vi) other proprietary rights in technology, including software, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda, records, and business information, anywhere in the world; and (vii) any applications, registrations, provisional applications or other filings for, or to obtain, protect, perfect, or secure any of the foregoing, anywhere in the world.

1.2“ATTL IPR” means all Intellectual Property Rights arising from work performed by ATTL, its employees, officers, agents, consultants, or any other party for the benefit of ATTL relating to the business of the Company, including any such Intellectual Property Rights created or developed by prior to the formation of ATTL for the benefit of ATTL.

1.3“Moral Rights” means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such action would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

2.ASSIGNMENT OF RIGHTS.

2.1Assignment. ATTL hereby irrevocably assigns and transfers to the Company any and all of its right, title and interest in and to (i) the ATTL IPR and (ii) all rights to enforce such rights including the right to sue and recover any sums now or hereafter due or payable with respect to any of the ATTL IPR.

2.2Waiver of Moral Rights. ATTL hereby waives and agrees never to assert any Moral Rights in or with respect to any and all of the ATTL IPR that may exist anywhere in the world, together with all claims for damages and other remedies asserted on the basis of Moral Rights.

2.3Perfection of Assignment. ATTL shall execute such documents and take such steps as Company may reasonably require at the cost and expense of the Company to fulfill the provisions of and to give to the Company the full benefit of this Agreement.

3.WARRANTY. ATTL warrants to the Company that it has not assigned any right, title or interest in or to any of the ATTL IPR to any third party.

4.GENERAL PROVISIONS.

4.1Non-Waiver. The failure of any party at any time to require performance by the other party of any provision hereof shall not affect in any way the full right to require such performance at any time thereafter, nor shall the waiver by any party of a breach of any provision hereof by taken or held to be a waiver of the provision itself.

4.2Severability. If any term of this Agreement is held invalid or unenforceable for any reason, the remainder of the provisions shall continue in full force and effect, and the parties shall substitute a valid provision with the same intent and economic effect.

4.3Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of California.

4.4Entire Agreement. Upon execution, this Agreement shall constitute the entire agreement among the parties with respect to the subject matter hereof and merges all prior and contemporaneous communications. It shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of the parties by their respective duly authorized representatives.

4.5Assignment. ATTL may not assign any rights or obligations hereunder without the prior express written consent of the Company. Company may assign this Agreement or any rights granted hereunder. Subject to the above restrictions on assignment, this Agreement shall inure to the benefit of and bind the successors and assigns of the parties.

4.6Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but which collectively will constitute one and the same instrument.

4.7Headings and References. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as evidenced by the duly authorized signatures below as of the Effective Date set forth above.

ADVANCED TECHNOLOGIES & TESTING LABORATORIES, INC.

By:	/s/ Lovely Goswami

Name:	Lovely Goswami

Title:	President

MOLEKULE, INC.

By:	/s/ Dilip Goswami

Name:	Dilip Goswami

Title:	Chief Executive Officer